Annual Statement of Compliance

For the Period of August 16, 2021 through December 31, 2021 (Reporting Period)

Re: Transactions Identified in Appendix A

I, Kristin Bonczynski, in my capacity as Senior Director, Special Servicing of Mount Street US (Georgia) LLP (MSUS), do hereby state that:

•         A review of the Special Servicing activities of MSUS during the Reporting Period and of its performance, pertaining to the Transactions and the related Agreements listed in Appendix A, has been made under my supervision, and,

•         To the best of my knowledge, based on such review, MSUS has fulfilled all of its obligations pertaining to the Transactions and the related Agreements listed in Appendix A in all material respects throughout the Reporting Period.

Date: March 1, 2022

By: /s/ Kristin Bonczynski

Name: Kristin Bonczynski

Title: Senior Director, Special Servicing

Appendix A

Commercial Mortgage Pass Through Certificates	Applicable Reporting Period	MSUS Role
BAMLL 2021-JACX	September 15, 2021 to December 31, 2021	Special Servicer
HMH 2017-NSS	August 26, 2021 to December 31, 2021	Special Servicer
MSBAM 2015-C21	August 16, 2021 to December 31, 2021	Special Servicer
NCMS 2018-FL1	September 20, 2021 to December 31, 2021	Special Servicer